Exhibit (h)(4)(iii)

FEE WAIVER AGREEMENT

Allianz Funds Multi-Strategy Trust

1633 Broadway

New York, NY 10019

January 31, 2018

Allianz Global Investors U.S. LLC

1633 Broadway

New York, NY 10019

Ladies and Gentlemen:

This Fee Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Allianz Funds Multi-Strategy Trust (the “Trust”), on behalf of its series as set forth in Exhibit A hereto (each a “Fund” and, together, the “Funds”), and Allianz Global Investors U.S. LLC (“AllianzGI U.S.”), on the following terms:

1.    The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.

2.    Pursuant to the Amended and Restated Investment Management Agreement dated December 11, 2017, as amended or supplemented from time to time (the “Management Agreement”), the Trust has retained AllianzGI U.S. to provide the Trust and the Funds, and the Funds’ shareholders, with investment advisory, administration and other services.

3.    During the term of this Agreement, for each Fund listed under “Fund” in Exhibit A, for the share classes of such Fund specified adjacent under “Classes,” AllianzGI U.S. shall waive its fees payable under the particular Management Agreement in the amount or according to the schedule specified adjacent under “Fee Waiver.” In each case, the amount waived will first be determined as aggregated across all share classes specified under “Classes” and then prorated among the specified share classes according to the average daily net assets attributable to each share class.

5.    This Agreement shall be effective as of February 1, 2018 for a term lasting through January 31, 2019.

If the foregoing correctly sets forth the agreement between the Trust and AllianzGI U.S., please so indicate by signing and returning to AllianzGI U.S. the enclosed copy hereof.

Very truly yours,

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Lawrence G. Altadonna

Name:	Lawrence G. Altadonna
Title:	Director and Director of Fund Administration

ACCEPTED AND AGREED TO:

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ Thomas J. Fuccillo

Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

Exhibit A to Fee Waiver Agreement

Dated as of January 31, 2018

Fund	Classes	Fee Waiver (stated as a percentage of average daily net assets of the Fund or attributable to the specified share class(es), as applicable)	Effective Date*	Expiration Date
AllianzGI Global Fundamental Strategy Fund	All Classes	0.14% on Management Fees	February 1, 2018	January 31, 2019
AllianzGI Global Sustainability Fund	All Classes	0.11% on Management Fees	February 1, 2018	January 31, 2019
AllianzGI Global Water Fund	All Classes	0.22% on Management Fees	February 1, 2018	January 31, 2019
AllianzGI International Small-Cap Fund	All Classes	0.11% on Management Fees	February 1, 2018	January 31, 2019
AllianzGI NFJ Emerging Markets Value Fund	All Classes	0.20% on Management Fees	February 1, 2018	January 31, 2019

*	Each waiver is a continuation of a preexisting waiver.